                                             [MLIC/EXETER - AGREEMENT NO. 17258]
                                                                    CONFIDENTIAL

                         PARTIAL COMMUTATION AGREEMENT
                         -----------------------------

     THIS PARTIAL COMMUTATION AGREEMENT, dated as of November 3, 2014 (the "Execution Date"), (this "Agreement") is made and entered into by and between
 --------------           ---------
EXETER REASSURANCE COMPANY, LTD., a life insurance company organized under the laws of the State of Delaware (the "Reinsurer"), and METROPOLITAN LIFE INSURANCE
                                    ---------
COMPANY, a life insurance company organized under the laws of the State of New York (the "Company").
           -------

     WHEREAS, the Reinsurer provides reinsurance coverage to the Company in respect of certain liabilities arising out of contract riders ("Liabilities")
                                                                -----------
issued by the Company in connection with certain variable annuities issued by the Company (the "Reinsured Contracts"), in accordance with the terms of an
                  -------------------
Automatic Reinsurance Agreement, effective as of December 1, 2004, as amended (the "Reinsurance Agreement"); and
      ---------------------

     WHEREAS, the Company and the Reinsurer desire a full and final settlement, discharge and release of any and all of each of their respective liabilities, duties and obligations under the Reinsurance Agreement for all Liabilities arising under all Reinsured Contracts except for those Reinsured Contracts whose Liabilities have been retroceded in whole or in part by the Reinsurer pursuant to the retrocession agreements set forth on Appendix A attached hereto (the
                                            ----------
Reinsured Contracts subject to such settlement, discharge and release, the "Commuted Reinsured Contracts").
 ----------------------------

     NOW, THEREFORE, the Company and the Reinsurer (each a "Party", and
                                                            -----
together, the "Parties") agree as follows:
               -------

                                   Article I.

                                  DEFINITIONS

     Section 1.2. DEFINITIONS. For purposes of this Agreement, the following terms have the respective meanings set forth below:

     "Applicable Law" means any law, statute, ordinance, regulation, order,
      --------------
injunction, judgment, decree, constitution or treaty enacted, promulgated, issued, enforced or entered by any Governmental Authority applicable to any Person or such Person's businesses, properties, assets or rights, as may be amended from time to time.

     "Governmental Authority" means, with respect to a Party, any governmental
      ----------------------
agency or authority, quasi-governmental agency or authority, international body, or self-regulatory agency, empowered under law to regulate the business of, or taxes owed by, such Party within its jurisdiction.

     "Person" means an individual, corporation, partnership, joint venture,
      ------
limited liability company, association, trust, unincorporated organization, Governmental Authority or other entity.

                                  Article II.

                                  COMMUTATION

     Section 2.1. COMMUTATION. Effective as of 12:01 a.m. New York time on November 1, 2014 (the "Effective Time"), the Parties hereby commute one hundred
                       --------------
percent (100%) of all liabilities ceded to the Reinsurer under the Reinsurance Agreement with respect to the Commuted Reinsured Contracts (such liabilities, the "Commuted Reinsured Contract Liabilities"). For the avoidance of doubt, if
     ---------------------------------------
any portion of the Liabilities arising out of a Reinsured Contract are retroceded by the Reinsurer to a third party, all of the Liabilities arising out of such Reinsured Contract will remain reinsured by the Reinsurer under the terms of the Reinsurance Agreement and such Reinsured Contract will not be a Commuted Reinsured Contract.

     Section 2.2. TERMINATION. Effective as of the Effective Time, the Reinsurance Agreement shall also be terminated for new contracts issued by the Company from and after the Effective Time.

     Section 2.3. AMENDMENT. The Parties hereto intend for this Agreement to amend Article IX of the Reinsurance Agreement to permit the Parties to recapture the liabilities under the Reinsurance Agreement.

                                  Article III.

                           COMMUTATION CONSIDERATION

     Section 3.1. COMMUTATION CONSIDERATION.

     (a) Notwithstanding anything contained in the Reinsurance Agreement to the contrary, as consideration for the Parties' commutation of the Commuted Reinsured Contract Liabilities, the Reinsurer shall owe to the Company (if positive), or the Company shall owe to the Reinsurer (the absolute value if negative) an amount equal to the Statutory Reserves as of the Effective Time (the "Consideration"). "Statutory Reserves" means an amount equal to the
      -------------     ------------------
statutory reserves as would be required to be reported by the Ceding Company on its Statutory Statements filed with the Ceding Company's domiciliary state with respect to the Commuted Reinsured Contract Liabilities. The Consideration shall be determined and paid in accordance with Sections 3.1(c) and (d) below.

     (b) In addition, the Reinsurer shall owe to the Company, or the Company shall owe to the Reinsurer, as applicable, the net amount due in respect of the Commuted Reinsured Contract Liabilities for the calendar month ended October 31, 2014, determined in accordance with Article VI of the Reinsurance Agreement (the "Final Net Settlement Amount"). The Final Net Settlement Amount shall be
 ---------------------------
determined and paid in accordance with Sections 3.1(c) and (d) below.

     (c) On the Execution Date, the Reinsurer shall pay to the Company (or, as directed by the Company, to a designee of the Company) (if positive), or the Company shall pay to the Reinsurer (or, as directed by the Reinsurer, to a designee of the Reinsurer) (the absolute value if negative) cash and investment assets (including derivatives) having an aggregate fair market value as of the Execution Date equal to the sum of (i) the Reinsurer's estimate of the Consideration, which estimate shall be based on Statutory Reserves as of September 30, 2014 (the "Estimated Consideration"),
                                                  -----------------------
plus (ii) the Reinsurer's estimate of any Final Net Settlement Amount due to the Company, less (iii) the Reinsurer's estimate of any Final Net Settlement Amount due to the Reinsurer.

     (d) No later than 45 business days following the Execution Date, the Reinsurer shall deliver to the Company a statement (the "Adjusted Consideration
                                                         ----------------------
Statement") setting forth the Reinsurer's calculations of the actual amounts of
---------
the Consideration and the Final Net Settlement Amount, along with a calculation of any payments required to be made by the parties to reflect any differences between the amount of the actual Consideration or Final Net Settlement Amount and the Estimated Consideration or the Reinsurer's estimate of the Final Net Settlement Amount. The net amount of any such adjustment payments shall be made by the owing party to the receiving party (or, as directed by the receiving party, to a designee of the receiving party) in cash and/or investment assets (including derivatives) no later than 15 days following the Company's receipt of the Adjusted Consideration Statement.

     (e) In the event that the Reinsurer has provided any letters of credit or trust agreements for the benefit of the Company pursuant to the Reinsurance Agreement, the Company agrees to take all actions reasonably requested by the Reinsurer to reduce the amount of such letters of credit or release trust assets to the Reinsurer to reflect the commutation of the Commuted Reinsured Contract Liabilities.

     Section 3.2. COMPANY RELEASE OF THE REINSURER WITH RESPECT TO THE COMMUTED REINSURED CONTRACTS. In consideration of the payments described in Section 3.1
                                                                   -----------
and the release provided in Section 3.3, as of the Effective Time, the Company
                            -----------
hereby forever releases and discharges the Reinsurer, and its predecessors, successors, affiliates, agents, officers, directors, employees and shareholders, from any and all past, present, and future obligations, adjustments, liability for payment of interest, offsets, actions, causes of action, suits, debts, sums of money, accounts, premium payments, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, damages, judgments, liens, rights, costs and expenses (including attorneys' fees and costs actually incurred), claims and demands, liabilities and losses of any nature whatsoever, all whether known or unknown, vested or contingent, that the Company now has, owns, or holds or claims to have, own, or hold, or at any time had, owned, or held, or claimed to have had, owned, or held, or may after the execution of this Agreement have, own, or hold or claim to have, own, or hold, against the Reinsurer, arising from, based upon, or in any way related to the Commuted Reinsured Contracts, it being the intention of the Parties that this release operate as a full and final settlement of the Reinsurer's current and future liabilities to the Company under and in connection with the Commuted Reinsured Contracts, PROVIDED, HOWEVER, that this release does not discharge obligations of the Reinsurer that have been undertaken or imposed by the terms of this Agreement.

     Section 3.3. REINSURER RELEASE OF THE COMPANY WITH RESPECT TO THE COMMUTED REINSURED CONTRACTS. In consideration of the commutation set forth in
Article II, the payments described in Section 3.1 and the release provided in
----------                            -----------
Section 3.2, as of the Effective Time, the Reinsurer hereby forever releases and
-----------
discharges the Company, and its predecessors, successors, affiliates, agents, officers, directors, employees and shareholders, from any and all past, present, and future obligations, adjustments, liability for payment of interest, offsets, actions, causes of action, suits, debts, sums of money, accounts, premium payments, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, damages, judgments, liens, rights, costs and expenses (including attorneys' fees and costs actually incurred), claims and demands, liabilities and losses of any nature whatsoever, all whether known or unknown, vested or contingent, that the Reinsurer now has, owns, or holds or claims to have, own, or hold, or at any time had, owned, or held, or claimed to have had, owned, or held, or may after the execution of this Agreement have, own, or hold or claim to have, own, or hold, against the Company, arising from, based upon, or in any way related to the Commuted Reinsured Contracts, it being the intention of the Parties that this release operate as a full and final settlement of the Company's current and future liabilities to the Reinsurer under and in connection with the Commuted Reinsured Contracts, PROVIDED, HOWEVER, that this release does not discharge obligations of the Company that have been undertaken or imposed by the terms of this Agreement.

                                  Article IV.

                                 MISCELLANEOUS

     Section 4.1. NOTICES. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be delivered personally or by overnight courier (providing proof of delivery) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

     (a)     if to Company:

             Roberto Baron
             Senior Vice President
             Metropolitan Life Insurance Company
             1095 Avenue of the Americas
             New York City, NY 10036
             Email: Rbaron@metlife.com

     (b)     if to the Reinsurer:

             Christopher Kremer
             Vice President & Actuary
             Exeter Reassurance Company, Ltd.
             One Financial Center
             Boston, MA 02111
             Email: ckremer@metlife.com

         Notice given by personal delivery or overnight courier shall be effective upon actual receipt.

     Section 4.2. ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement (including any annexes and schedules hereto) constitutes the entire agreement, and supersedes all prior agreements, understandings, representations and warranties, both written and oral, among the Parties with respect to the subject matter of this Agreement. This Agreement is not intended to confer upon any Person other than the Parties hereto any rights, benefits or remedies, and no such Person shall be entitled to sue any Party with respect thereto.

     Section 4.3. GOVERNING LAW. This Agreement and any dispute arising hereunder shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     Section 4.4. ASSIGNMENT; SUCCESSORS AND ASSIGNS. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise (other than following the Execution Date by operation of law in a merger), by either Party without the prior written consent of the other Party, and any such assignment that is not consented to shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

     Section 4.5. JURISDICTION; ENFORCEMENT.

     (a) Each of the Parties hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any court of the United States or any state court, which in either case is located in the City and County of New York (each, a "New York Court") for purposes of enforcing this Agreement or
          --------------
determining any claim arising from or related to the transactions contemplated by this Agreement. In any such action, suit or other proceeding, each of the Parties hereto irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise any claim that it is not subject to the jurisdiction of any such New York Court, that such action, suit or other proceeding is not subject to the jurisdiction of any such New York Court, that such action, suit or other proceeding is brought in an inconvenient forum or that the venue of such action, suit or other proceeding is improper; PROVIDED, that nothing set forth in this sentence shall prohibit any of the Parties hereto from removing any matter from one New York Court to another New York Court. Each of the Parties hereto also agrees that any final and unappealable judgment against a Party hereto in connection with any action, suit or other proceeding will be conclusive and binding on such Party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment will be conclusive evidence of the fact and amount of such award or judgment. Any process or other paper to be served in connection with any action or proceeding under this Agreement shall, if delivered or sent in accordance with
Section 4.1, constitute good, proper and sufficient service thereof.
-----------

     (b) The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, without the necessity of posting bond or other undertaking, the Parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Agreement, this being in addition (subject to the terms of this Agreement) to any other remedy to which such Party is entitled at law or in equity. In the event that any Action is brought in equity to enforce the provisions of this Agreement, no Party hereto shall allege, and each Party hereto hereby waives any defense or counterclaim, that there is an adequate remedy at law.

     (c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OR ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.5(c).
                                                            --------------

     Section 4.6. SEVERABILITY; AMENDMENT; WAIVER.

     (a) Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any Applicable Law in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

     (b) This Agreement may be amended or a provision hereof waived only by a written instrument signed by each of the Company and the Reinsurer.

     (c) No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

     Section 4.7. NO OFFSET. No Party to this Agreement may offset any amount due to the other Party hereto or any of such other Party's affiliates against any amount owed or alleged to be owed from such other Party or its affiliates under this Agreement or any other agreement without the written consent of such other Party.

     Section 4.8. PARAGRAPH AND SECTION HEADINGS. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof.

     Section 4.9. COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party. Each Party may deliver its signed counterpart of this Agreement to the other Party by means of electronic mail or any other electronic medium utilizing image scan technology, and such delivery will have the same legal effect as hand delivery of an originally executed counterpart.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the Reinsurer and the Company have caused this Agreement to be signed by their respective duly authorized officers, all as of the date first written above.

                                            EXETER REASSURANCE COMPANY, LTD.

                                            By:    /s/ Roberto Baron
                                                   -----------------------------
                                            Name:  Roberto Baron
                                            Title: President

                                            METROPOLITAN LIFE INSURANCE COMPANY

                                            By:    /s/ Roberto Baron
                                                   -----------------------------
                                            Name:  Roberto Baron
                                            Title: Senior Vice President

              SIGNATURE PAGE - MLIC PARTIAL COMMUTATION AGREEMENT

                                   APPENDIX A

                            RETROCESSION AGREEMENTS

Automatic Retrocession Agreement between Exeter Reassurance Company, Ltd. and AXA Corporate Solutions Life Reinsurance Company, effective April 1, 2001 (Treaty ID. 15910)

Indemnity Retrocession Agreement between Exeter Reassurance Company, Ltd. and Catalyst Re Ltd., effective October 1, 2005 (Treaty ID. 18244)

Amended and Restated Retrocession Agreement among Exeter Reassurance Company, Ltd., Boston Re Ltd. and Credit Suisse Securities (USA) LLC, solely in its capacity as Valuation Agent, effective November 1, 2006 (Treaty ID. 19306)

GMIB Retrocession Agreement among Exeter Reassurance Company, Ltd., Boston Re Ltd. and Credit Suisse Securities (USA) LLC, solely in its capacity as Valuation Agent, effective July 30, 2007 (Treaty ID. 19714)

Retrocession Agreement (GMDB) among Exeter Reassurance Company, Ltd., Decart Re Ltd. and BNP Paribas S.A., solely in its capacity as Reinsurer Valuation Agent and Metropolitan Life Insurance Company, solely in its capacity as Cedant Valuation Agent, effective October 1, 2012 (Treaty ID. 21250)